Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Stephen G. Rutledge	RELEASE DATE: February 11, 2004
Senior Vice President, CFO and Chief Investment Officer (334) 288-3900

ALFA CORPORATION REPORTS RECORD 2003 RESULTS

Montgomery, Alabama (February 11, 2004) — Alfa Corporation (Nasdaq/NM:ALFA) today announced record financial results for the year ended December 31, 2003. Operating income for the year was a record $74,397,597, or $0.93 per diluted share, compared with operating income of $68,354,141, or $0.86 per diluted share for 2002, an increase of 7.7% on a per share basis. Net income, which includes net realized investment gains, was a record $78,468,948, or $0.98 per diluted share for 2003, compared with $71,708,006, or $0.90 per diluted share in 2002, a per share increase of 8.3%. Premiums and policy charges for 2003 increased 6.9% to $525,229,034.

Operating income for the fourth quarter of 2003 was $20,418,044, or $0.25 per diluted share, compared with fourth quarter 2002 operating income of $19,291,569, or $0.24 per diluted share. After net realized investment gains, net income for the fourth quarter of 2003 was $21,780,443, or $0.27 per diluted share, compared with $20,258,405, or $0.25 per diluted share, in the prior-year period. Premium revenue for the final three months of 2003 increased 5.9% to $133,858,864.

Alfa’s Chairman, President and Chief Executive Officer, Jerry a. Newby, said, “We are extremely pleased to report another record year. Loss ratios in our property and casualty business were outstanding despite the challenges of increased weather-related losses. Alfa Corporation enters 2004 with a strong balance sheet, a well-positioned property and casualty business, solid consumer finance and commercial lease portfolios, repositioned life products, and a great management team – ready to deliver value to our shareholders. In addition, technology initiatives slated for 2004 delivery will take our ability to service our customers to a new level.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 1-800-289-0528, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet play of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

For unaudited quarterly financial statements for the fourth quarter and year ended December 31, 2003 and 2002, along with additional information, click here: http://www.irinfo.com/alfa/4q03fs.pdf.

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Alfa Corporation Reports Record 2003 Results

February 11, 2004

ALFA CORPORATION

Financial Highlights

	Year Ended December 31,			Three Months Ended December 31,
	2003	2002	Change	2003	2002	Change
Premiums and Policy Charges	$525,229,034	$491,104,980	6.95%	$133,858,864	$126,376,605	5.92%
Net Investment Income	83,508,811	88,506,032	(5.65%)	19,714,474	22,576,597	(12.68%)
Other Income	3,045,162	2,777,624	9.63%	566,040	699,510	(19.08%)

Total Revenues	611,783,007	582,388,636	5.05%	154,139,378	149,652,712	3.00%
Total Expenses	511,449,809	488,203,118	4.76%	127,776,568	122,522,196	4.29%

Income Before Provision for Income Taxes	100,333,198	94,185,518	6.53%	26,362,810	27,130,516	(2.83%)
Provision for Income Taxes	25,935,601	25,831,376	0.40%	5,944,766	7,838,947	(24.16%)

Operating Income*	74,397,597	68,354,142	8.84%	20,418,044	19,291,569	5.84%
Realized Investment Gains, Net of Tax	4,071,351	3,353,864	21.39%	1,362,399	966,836	40.91%

Net Income	$78,468,948	$71,708,006	9.43%	$21,780,443	$20,258,405	7.51%

Operating Income Per Share*
Basic	$0.93	$0.87	7.47%	$0.25	$0.24	4.29%
Diluted	$0.93	$0.86	7.70%	$0.25	$0.24	4.44%

Net Income Per Share
Basic	$0.98	$0.91	8.05%	$0.27	$0.26	5.94%
Diluted	$0.98	$0.90	8.28%	$0.27	$0.25	6.09%

Average Number of Shares Outstanding
Basic	79,808,669	78,804,265		80,293,809	79,115,566
Diluted	80,390,001	79,546,788		80,827,936	79,760,663

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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